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                                  NEWS RELEASE
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4625 W. Nevso Drive
Las Vegas, NV  89103
702-253-1333 Telephone
702-253-1122 Fax


                              FOR IMMEDIATE RELEASE


             On Stage Entertainment Reports Partial Settlement with
                              First Mortgage Lender

May 5, 2000

On Stage Entertainment, Inc. (ONST.OTCBB; ONSTW.OTCBB)(the "Company") announced today that it has entered into a partial settlement with its first mortgage lender, Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC"), pursuant to which the Company agreed not to take measures to prevent ICCMIC from foreclosing upon the Fort Liberty and King Henry's Feast theaters in exchange for: (1) an aggregate credit of $9.0mm for its Fort Liberty ($3.0mm), King Henry's Feast ($4.0mm) and Legends in Concert Surfside Beach ($2.0mm) theaters; and (2) a thirty (30) day extension of time during which ICCMIC has agreed: (i) to forego collection on its deficiency judgment in Nevada; and (ii) to extend the foreclosure date on the Legends in Concert Surfside Beach theater. Additionally, the Company has orally agreed with ICCMIC to temporarily operate the King Henry's and Fort Liberty Theaters for an indefinite period of time and has engaged in active negotiations with ICCMIC to resolve the issue of the deficiency judgment. However, there can be no assurance that: (1) ICCMIC will allow the Company to continue to operate the theaters for any definite period in the future; (2) the Company will be successful in negotiating a final settlement with ICCMIC to resolve the remaining issue of the deficiency judgment; and/or
(3) ICCMIC will not pursue collection on the deficiency judgment after June 1, 2000.

Summary of First Mortgage Debt

In March 1998, ICCMIC agreed to provide the Company with up to $20,000,000 of mortgage financing. Concurrently, the Company used $12,500,000 of the facility to fund the cash portion of acquisition of assets from Gedco USA, Inc., which consisted primarily of two dinner theaters, a retail shopping complex and a

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piano bar in the  greater  Orlando  area and one dinner  theater in Buena  Park,
California. On June 30, 1998, the Company used an additional $1,100,000 to fund the cash portion of the purchase of a fee simple interest in the Legends Theater in Surfside Beach, South Carolina, and the purchase of a leasehold interest in the Eddie Miles Theater in North Myrtle Beach, South Carolina. In October 1998, the Company used an additional $550,000 for working capital purposes. The initial $12,500,000 loan and the subsequent $1,650,000 in loans extended by ICCMIC to On Stage under the mortgage financing facility bear interest at the rate of 9.06% and 9.9%, respectively.

Events Leading up to the Partial Settlement

The Company was able to make the January and February 1999 payments due under the ICCMIC facility but was late in making each of those payments. As a result of those delinquencies, the Company incurred late charges and default interest, which it was unable to pay. As of May 5, 2000, the Company had not made any payments to ICCMIC on this first mortgage loan facility since March 1999.

On November 5, 1999, the Company received a formal demand from ICCMIC to pay them the sum of $16,163,305 as a guarantor under the loan, which represented all of the indebtedness due ICCMIC as of that date. On November 12, 1999, ICCMIC filed a complaint against us in the District Court for Clark County, Nevada, alleging, among other things, that On Stage was in breach of the guaranty. On December 10, 1999, On Stage agreed to allow ICCMIC to obtain a judgment against the Company for the amount of the guaranty, in return for forbearance on the collection of this judgment until March 31, 2000. ICCMIC has extended the date for collection on this judgment until June 1, 2000.

On December 9, 1999, ICCMIC obtained judgment of foreclosure against the Company's subsidiaries, Fort Liberty, Inc. and King Henry's, Inc., for the sale of the Fort Liberty Shopping Complex and Wild Bill's Dinner Theater in
Kissimmee, Florida and The King Henry's Feast in Orlando, Florida. While the foreclosure sales on these properties were originally scheduled for late January 2000, ICCMIC honored the Company's requests to extend these foreclosure sales until May 2 and 3, 2000, respectively. However, these foreclosure sales occurred as scheduled, pursuant to the Company's agreement with ICCMIC as discussed above.

On January 5, 2000, ICCMIC obtained a foreclosure decree for the judicial sale of our Legends in Concert Family Theater in Surfside Beach, South Carolina. The foreclosure sale was set for February 7, 2000, but was extended by ICCMIC until early June 2000.

Status of Negotiations with ICCMIC

The Company has had extensive negotiations with the executives of ICCMIC in an attempt to negotiate an amicable resolution of the Nevada deficiency judgment. The Company intends to continue to pursue its negotiations with ICCMIC. However, there can be no assurance that the Company and ICCMIC will be able to come to a resolution of the Nevada deficiency judgment or that ICCMIC will not enforce upon this judgment after June 1, 2000.

On Stage Entertainment, Inc. produces and markets theatrical productions and operates live theaters and dinner theaters worldwide.

This document contains certain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include certain information relating to anticipated acquisitions, as well as other forward-looking statements that may be contained elsewhere in this document. For such statements, On Stage claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including those discussed in the various documents filed by On Stage with the Securities and Exchange Commission.

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For further information, contact:
Christopher R. Grobl, Esq.
General Counsel
On Stage Entertainment, Inc.
702-253-1333 (tel.)
702-253-1333 (fax)